Exhibit 99.1
News Release

Lockheed Martin Reports First Quarter 2021 Results

•Net sales of $16.3 billion
•Net earnings of $1.8 billion, or $6.56 per share
•Generated cash from operations of $1.7 billion
•Maintained backlog of approximately $147 billion
•Increases 2021 financial outlook

BETHESDA, Md., April 20, 2021 – Lockheed Martin Corporation [NYSE: LMT] today reported first quarter 2021 net sales of $16.3 billion, compared to $15.7 billion in the first quarter of 2020. Net earnings in the first quarter of 2021 were $1.8 billion, or $6.56 per share, compared to $1.7 billion, or $6.08 per share, in the first quarter of 2020. Cash from operations in the first quarter of 2021 was $1.7 billion, compared to $2.3 billion in the first quarter of 2020.
“Lockheed Martin continues to deliver vital next generation technologies that will help keep our nation and its allies safe, and advance space exploration, while providing long-term value for the U.S. taxpayers and our shareholders,” said Lockheed Martin Chairman, President and CEO James Taiclet. “Our strong financial results position us to continue advancing 21st Century innovations that will deter the threats of the future, while remaining a trusted partner for customers who depend on our existing platforms and services today. The men and women of Lockheed Martin have managed the challenges of COVID-19 to maintain operations safely. As we look ahead to a new and better normal, our workforce is focused on growth, ready to strengthen our foundation well into the future.”
First quarter 2021 net earnings included unrealized gains from investments held in the Lockheed Martin Ventures Fund of $68 million ($51 million, or $0.18 per share, after-tax) and severance and restructuring charges of $36 million ($28 million, or $0.10 per share, after-tax). As previously announced, the severance and restructuring charges are to close and consolidate certain facilities and reduce total workforce within the Rotary and Mission Systems (RMS) business segment. The actions are being taken to better align RMS' organization and cost structure to improve the efficiency of its operations and affordability of its products and services.

Summary Financial Results

The following table presents the corporation’s summary financial results.

	(in millions, except per share data)	Quarters Ended[1]
		March 28, 2021	March 29, 2020
	Net sales	$16,258	$15,651

	Business segment operating profit[2]	$1,749	$1,725
	Unallocated items
	FAS/CAS operating adjustment	489	469
	Severance and restructuring charges[3]	(36)	—
	Other, net[4]	(20)	(72)
	Total unallocated items	433	397
	Consolidated operating profit	$2,182	$2,122

	Net earnings[5]	$1,837	$1,717

	Diluted earnings per share	$6.56	$6.08

	Cash from operations[6]	$1,748	$2,314

1
The corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on March 28 for the first quarter of 2021 and March 29 for the first quarter of 2020. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the corporation's fiscal year ends on Dec. 31.

2	Business segment operating profit is a non-GAAP measure. See the "Non-GAAP Financial Measures" section of this news release for more information.
3
In the first quarter of 2021, the corporation recognized severance and restructuring charges of $36 million ($28 million, or $0.10 per share, after-tax) at its Rotary and Mission Systems (RMS) business segment.

4	In the first quarter of 2021 and 2020, the corporation recognized $10 million ($8 million, or $0.03 per share, after-tax) and $48 million ($36 million, or $0.13 per share, after-tax) in losses due to market declines that reduced the fair market value of certain investments held in a trust for our deferred compensation plans.
5	In the first quarter of 2021, the corporation recognized unrealized gains from investments held in the Lockheed Martin Ventures Fund of $68 million ($51 million, or $0.18 per share, after-tax).
6
Cash from operations in the first quarter of 2021 reflects the receipt of approximately $50 million of net accelerated progress payments due to the U.S. Government's increase in the progress payment rate from 80% to 90% compared to none in the first quarter of 2020. The corporation used the accelerated progress payments from the U.S. Government plus cash on hand to accelerate $1.4 billion of payments to suppliers in the first quarter of 2021 compared to $50 million in the first quarter of 2020.

2021 Financial Outlook
The following table and other sections of this news release contain forward-looking statements, which are based on the corporation’s current expectations. Actual results may differ materially from those projected. It is the corporation’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the corporation’s actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	Current Guidance[1,3]	January 2021 Outlook[1]

	Net sales	$67,300 - $68,700	$67,100 - $68,500

	Business segment operating profit	$7,380 - $7,520	$7,355 - $7,495

	Net FAS/CAS pension adjustment[2]	~$2,330	~$2,330

	Diluted earnings per share	$26.40 - $26.70	$26.00 - $26.30

	Cash from operations	≥$8,900	≥$8,300

1	The corporation’s 2021 financial outlook reflects the anticipated impacts from the COVID-19 pandemic based on the corporation’s understanding at the time of this news release. However, the ultimate impacts of COVID-19 on the corporation’s financial outlook for 2021 and beyond remains uncertain and there can be no assurance that the corporation’s underlying assumptions are correct. Additionally, the 2021 financial outlook reflects the UK Ministry of Defense’s intent to re-nationalize the Atomic Weapons Establishment program on June 30, 2021. The 2021 financial outlook also reflects the impact of the first quarter 2021 unrealized gains from investments held by the Lockheed Martin Ventures Fund, but does not include any future gains or losses related to market volatility and changes in valuations of our investment holdings. Further, the 2021 financial outlook does not incorporate the pending acquisition of Aerojet Rocketdyne Holdings, Inc. previously announced on Dec. 20, 2020.
2	The net FAS/CAS pension adjustment is presented as a single amount and includes total expected U.S. Government cost accounting standards (CAS) pension cost of approximately $2,065 million and total expected financial accounting standards (FAS) pension income of approximately $265 million. CAS pension cost and the service cost component of FAS pension expense are included in operating profit. The non-service cost components of FAS pension expense are included in non-operating income. For additional detail regarding the pension amounts reported in operating and non-operating results, refer to the supplemental table included at the end of this news release.
3	On March 11, 2021, the President signed the American Rescue Plan Act of 2021 into law. This legislation contained provisions that affected single-employer pension plans, and impacts associated with the legislation have been included in the current guidance above.

Cash Activities

The corporation’s cash activities in the first quarter of 2021, included the following:

•making capital expenditures of $281 million, compared to $293 million in the first quarter of 2020;
•paying cash dividends of $739 million, compared to $693 million in the first quarter of 2020; and
•repurchasing 1.9 million shares for $1.0 billion pursuant to an accelerated share repurchase agreement (ASR), which settled in the second quarter of 2021; compared to repurchasing 1.7 million shares for $756 million in the first quarter of 2020, which included $500 million paid pursuant to an ASR, which settled in second quarter of 2020. The total number of shares delivered under the ASRs is based on an average volume-weighted average price (VWAP) over the plan period. Based on the average VWAP, the corporation received an additional 1.0 million shares upon final settlement of the 2021 ASR in the second quarter of 2021 for no additional consideration and an additional 0.4 million shares upon final settlement of the 2020 ASR in the second quarter of 2020 for no additional consideration.

Segment Results
The corporation operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the corporation’s business segments and reconciles these amounts to the corporation’s consolidated financial results.

(in millions)	Quarters Ended
	March 28, 2021	March 29, 2020
Net sales
Aeronautics	$6,387	$6,369
Missiles and Fire Control	2,749	2,619
Rotary and Mission Systems	4,107	3,746
Space	3,015	2,917
Total net sales	$16,258	$15,651

Operating profit
Aeronautics	$693	$672
Missiles and Fire Control	396	396
Rotary and Mission Systems	433	376
Space	227	281
Total business segment operating profit	1,749	1,725
Unallocated items
FAS/CAS operating adjustment	489	469
Severance and restructuring charges	(36)	—
Other, net	(20)	(72)
Total unallocated items	433	397
Total consolidated operating profit	$2,182	$2,122

Net sales and operating profit of the corporation’s business segments exclude intersegment sales, cost of sales, and profit as these activities are eliminated in consolidation. Operating profit of the corporation’s business segments includes the corporation’s share of earnings or losses from equity method investees as the operating activities of the investees are closely aligned with the operations of its business segments.

Operating profit of the corporation’s business segments also excludes the FAS/CAS pension operating adjustment described below, a portion of corporate costs not considered allowable or allocable to contracts with the U.S. Government under the applicable U.S. Government cost accounting standards (CAS) or federal acquisition regulations (FAR), and other items not considered part of management’s evaluation of segment operating performance such as a portion of management and administration costs, legal fees and settlements, environmental costs, stock-based compensation expense, retiree benefits, significant severance actions, significant asset impairments, gains or losses from divestitures, and other miscellaneous corporate activities.
The corporation recovers CAS pension cost through the pricing of its products and services on U.S. Government contracts and, therefore, recognizes CAS pension cost in each of its business segments' net sales and cost of sales. The corporation’s consolidated financial statements must present pension and other postretirement benefit plan expense calculated in accordance with U.S. generally accepted accounting principles (referred to as FAS expense). The operating portion of the net FAS/CAS pension adjustment represents the difference between the service cost component of FAS pension income and total CAS pension cost. The non-service FAS pension income component is included in other non-operating expense. The net FAS/CAS pension adjustment increases or decreases CAS pension cost to equal total FAS pension income (both service and non-service).

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract. In addition, comparability of the corporation’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the corporation’s contracts for which it recognizes revenue over time using the percentage-of-completion cost-to-cost method to measure progress towards completion. Increases in profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs to fulfill the performance obligations that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to fulfill the performance obligations and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes.
Segment operating profit and margin may also be impacted favorably or unfavorably by other items, which may or may not impact sales. Favorable items may include the positive resolution of contractual matters, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; certain asset impairments; and losses on sales of certain assets.
The corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments, represented approximately 28% of total segment operating profit in the first quarter of 2021, as compared to 27% in the first quarter of 2020.

Aeronautics

(in millions)	Quarters Ended
	March 28, 2021	March 29, 2020
Net sales	$6,387	$6,369
Operating profit	$693	$672
Operating margin	10.9%	10.6%

Aeronautics’ net sales in the first quarter of 2021 were comparable with the same period in 2020. Net sales increased by approximately $135 million on classified contracts due to higher volume and about $20 million for the F-16 program due to increased volume on production contracts that was partially offset by decreased volume on sustainment contracts. These increases were offset by lower net sales of approximately $65 million for the F-35 program primarily due to the inception-to-date effect of reducing the profit booking rate on a development contract and to a lesser extent lower volume on development and production contracts; and about $65 million for the F-22 program due to decreased volume on sustainment contracts.

Aeronautics’ operating profit in the first quarter of 2021 increased $21 million, or 3%, compared to the same period in 2020. Operating profit increased approximately $15 million for the F-16 program due to higher risk retirements on sustainment contracts and increased volume on production contracts; and about $10 million for the F-35 program due to higher risk retirements on production contracts that were mostly offset by the inception-to-date effect of reducing the profit booking rate to eliminate fees on a development contract and to a lesser extent lower volume on development and production contracts. Adjustments not related to volume, including net profit booking rate adjustments, were $25 million higher in the first quarter of 2021 compared to the same period in 2020.

Missiles and Fire Control

(in millions)	Quarters Ended
	March 28, 2021	March 29, 2020
Net sales	$2,749	$2,619
Operating profit	$396	$396
Operating margin	14.4%	15.1%

MFC’s net sales in the first quarter of 2021 increased $130 million, or 5%, compared to the same period in 2020. The increase was primarily attributable to higher net sales of approximately $120 million for integrated air and missile defense programs due to increased volume (primarily Patriot Advanced Capability-3 (PAC-3)) and about $50 million for tactical and strike missile programs due to higher volume (Army Tactical Missile System (ATACMS), Joint Air-to-Surface Standoff Missile (JASSM), and Long Range Anti-Ship Missile (LRASM)). These increases were partially offset by a decrease of approximately $40 million for sensors and global sustainment programs due to decreased volume (primarily Low Altitude Navigation and Targeting Infrared for Night (LANTIRN®) and Sniper Advanced Targeting Pod (SNIPER®)).

MFC’s operating profit in the first quarter of 2021 was comparable to the same period in 2020. Operating profit increased approximately $30 million for integrated air and missile defense programs due to higher risk retirements and increased volume (primarily PAC-3) and about $10 million for tactical and strike missile programs due to higher volume (primarily JASSM and LRASM). These increases were offset by a decrease of approximately $40 million for sensors and global sustainment programs due to lower risk retirements and decreased volume (primarily LANTIRN and SNIPER). Adjustments not related to volume, including net profit booking rate adjustments, were $15 million lower in the first quarter of 2021 compared to the same period in 2020.

Rotary and Mission Systems

(in millions)	Quarters Ended
	March 28, 2021	March 29, 2020
Net sales	$4,107	$3,746
Operating profit	$433	$376
Operating margin	10.5%	10.0%

RMS’ net sales in the first quarter of 2021 increased $361 million, or 10%, compared to the same period in 2020. The increase was attributable to higher net sales of $290 million for training and logistics solutions programs primarily due to the delivery of an international pilot training system and about $170 million for Sikorsky helicopter programs due to higher volume on production contracts (primarily VH-92A, CH-53K, and Combat Rescue Helicopter (CRH)). These increases were partially offset by decreases of about $80 million for various C6ISR (command, control, communications, computers, cyber, combat systems, intelligence, surveillance, and reconnaissance) programs due to lower volume; and about $25 million for integrated warfare systems and sensors programs due to lower volume on the Littoral Combat Ship (LCS) program and the TPQ-53 program that was partially offset by higher volume on the Canadian Surface Combatant program and the Aegis Combat System (Aegis) program.

RMS’ operating profit in the first quarter of 2021 increased $57 million, or 15%, compared to the same period in 2020. Operating profit increased approximately $25 million for integrated warfare systems and sensors programs due to higher risk retirements (primarily Aegis) and charges on a ground-based radar program in the first quarter of 2020 that did not recur in the first quarter of 2021 that were partially offset by lower risk retirements on LCS, about $20 million for training and logistics solutions programs due to the delivery of an international pilot training system and higher risk retirements, and about $15 million for Sikorsky helicopter programs due to increased volume (primarily VH-92A, CH-53K, and CRH). Adjustments not related to volume, including net profit booking rate adjustments, were $25 million higher in the first quarter of 2021 compared to the same period in 2020.

Space

(in millions)	Quarters Ended
	March 28, 2021	March 29, 2020
Net sales	$3,015	$2,917
Operating profit	$227	$281
Operating margin	7.5%	9.6%

Space’s net sales in the first quarter of 2021 increased $98 million, or 3%, compared to the same period in 2020. The increase was primarily attributable to higher net sales of approximately $60 million for the Atomic Weapons Establishment (AWE) program due to higher volume; and about $20 million for Commercial Civil Space programs due to higher volume (primarily Space Transportation programs).

Space’s operating profit in the first quarter of 2021 decreased $54 million, or 19%, compared to the same period in 2020. Operating profit decreased approximately $35 million for National Security Space programs primarily due to lower risk retirements (primarily Advanced Extremely High Frequency (AEHF)); about $35 million due to lower equity earnings from the corporation's investment in United Launch Alliance (ULA); and approximately $10 million for the AWE program as higher sales volume was more than offset by accelerated and incremental amortization expense for intangible assets due to the U.K. Ministry of Defense's plan to renationalize the program on June 30, 2021. These decreases were partially offset by an increase of approximately $30 million for Commercial Civil Space programs due to higher risk retirements and higher volume (primarily Space Transportation programs). Adjustments not related to volume, including net profit booking rate adjustments, were comparable in the first quarter of 2021 to the same period in 2020.

Total equity (losses)/earnings (primarily ULA) recognized in Space's operating profit were approximately $(5) million, or (2)%, of Space’s operating profit in the first quarter of 2021, compared to approximately $30 million, or 11%, in the first quarter of 2020.

Income Taxes
The corporation’s effective income tax rate was 16.9% and 15.4% for the quarters ended March 28, 2021 and March 29, 2020. The rate for the first quarter of 2021 is higher due to decreased tax deductions for employee equity awards compared to the first quarter of 2020. The rates for both periods benefited from tax deductions for foreign derived intangible income, the research and development tax credit, and dividends paid to the corporation's defined contribution plans with an employee stock ownership plan feature.
On March 11, 2021, the President signed the American Rescue Plan Act of 2021 into law which contained funding relief provisions affecting single-employer pension plans. The corporation does not expect to make a pension contribution in 2021 as previously planned. The decision not to make the planned pension contribution had an immaterial impact on its income tax expense and effective tax rate for the quarter ended March 28, 2021. The American Rescue Plan Act also contains other provisions that do not have a material impact on the corporation's income tax expense and effective tax rate.

Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the corporation, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, the corporation’s definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit represents operating profit from the corporation’s business segments before unallocated income and expense. This measure is used by the corporation’s senior management in evaluating the performance of its business segments and is a performance goal in the corporation’s annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	Current Update[1]	January 2021[1]
	Business segment operating profit (non-GAAP)	$7,380 - $7,520	$7,355 - $7,495
	FAS/CAS operating adjustment[2]	~1,955	~1,955
	Other, net	~(355)	~(270)
	Consolidated operating profit (GAAP)	$8,980 - $9,120	$9,040 - $9,180

1	The corporation’s 2021 financial outlook reflects the anticipated impacts from the COVID-19 pandemic based on the corporation’s understanding at the time of this news release. However, the ultimate impacts of COVID-19 on the corporation’s financial outlook for 2021 and beyond remains uncertain and there can be no assurance that the corporation’s underlying assumptions are correct. Additionally, the 2021 financial outlook reflects the UK Ministry of Defence’s intent to re-nationalize the AWE program on June 30, 2021. Further, the 2021 financial outlook does not incorporate the pending acquisition of Aerojet Rocketdyne Holdings, Inc. announced on Dec. 20, 2020.
2	Refer to the supplemental table "Other Financial and Operating Information" included in this news release for a detail of the FAS/CAS operating adjustment, which excludes $375 million of expected non-service FAS income that will be recorded in non-operating income (expense).

Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Tuesday, April 20, 2021, at 11 a.m. ET. The live webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.

For additional information, visit the corporation's website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 114,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contacts:
Trent Perrotto, director, Global Media Relations, +1 301-214-3504, trent.j.perrotto@lmco.com

Investor Relations Contacts:
Greg Gardner, vice president, Investor Relations, +1 301-897-6584, greg.m.gardner@lmco.com
David Weston, director, Investor Relations, +1 301-897-6455, david.weston@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•the impact of COVID-19 or future epidemics on our business, including potential supply chain disruptions, facility closures, work stoppages, program delays, payment policies and regulations and our ability to recover our costs under contracts;
•budget uncertainty, the risk of future budget cuts, and changing funding and acquisition priorities;
•our reliance on contracts with the U.S. Government, which are dependent on U.S. Government funding and can be terminated for convenience, and our ability to negotiate favorable contract terms;
•risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs including our largest, the F-35 program;
•planned production rates and orders for significant programs; compliance with stringent performance and reliability standards; materials availability;
•performance and financial viability of key suppliers, teammates, joint ventures and partners, subcontractors and customers;
•economic, industry, business and political conditions including their effects on governmental policy and government actions that disrupt our supply chain or prevent the sale or delivery of our products (such as delays in approvals for exports requiring Congressional notification);
•trade policies or sanctions (including potential Chinese sanctions on us or our suppliers, teammates or partners; U.S. Government sanctions on Turkey and its removal from the F-35 program and potential U.S. Government actions to restrict sales to the Kingdom of Saudi Arabia and the United Arab Emirates);
•our success expanding into and doing business in adjacent markets and internationally and the differing risks posed by international sales;
•changes in foreign national priorities and foreign government budgets and planned orders;
•the competitive environment for our products and services, including increased pricing pressures, aggressive pricing in the absence of cost realism evaluation criteria, competition from outside the aerospace and defense industry, and bid protests;
•the timing and customer acceptance of product deliveries;
•our ability to develop new technologies and products, including emerging digital and network technologies and capabilities;
•our ability to attract and retain a highly skilled workforce; the impact of work stoppages or other labor disruptions;
•cyber or other security threats or other disruptions faced by us or our suppliers;
•our ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases and dividend payments;
•our ability to recover costs under U.S. Government contracts and changes in contract mix;
•the accuracy of our estimates and projections;
•timing and estimates regarding pension funding and movements in interest rates and other changes that may affect pension plan assumptions, stockholders’ equity, the level of the FAS/CAS adjustment and actual returns on pension plan assets and the impact of the American Rescue Plan Act of 2021;
•the successful operation of joint ventures that we do not control;
•realizing the anticipated benefits of acquisitions or divestitures, investments, joint ventures, teaming arrangements or internal reorganizations, and market volatility in the fair value of investments in our Lockheed Martin Ventures Fund that are marked to market;

•risks related to our proposed acquisition of Aerojet Rocketdyne, including the failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals and our ability to successfully and timely integrate the business and realize synergies and other expected benefits of the transaction;
•our efforts to increase the efficiency of our operations and improve the affordability of our products and services;
•the risk of an impairment of our assets, including the potential impairment of goodwill recorded as a result of the acquisition of the Sikorsky business;
•the availability and adequacy of our insurance and indemnities;
•our ability to benefit fully from or adequately protect our intellectual property rights;
•procurement and other regulations and policies affecting our industry, export of our products, cost allowability or recovery, preferred contract type, and performance and progress payments policy, including a reversal or modification to the DoD’s increase to the progress payment rate in response to COVID-19;
•changes in accounting, taxation, export or other laws, regulations, and policies and their interpretation or application; and
•the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, government investigations or government allegations that we have failed to comply with law, other contingencies and U.S. Government identification of deficiencies in our business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the corporation’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2020, and subsequent quarterly reports on Form 10-Q. The corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

		Quarters Ended
		March 28, 2021	March 29, 2020
	Net sales	$16,258	$15,651
	Cost of sales[2]	(14,072)	(13,560)
	Gross profit	2,186	2,091
	Other (expense) income, net	(4)	31
	Operating profit	2,182	2,122
	Interest expense	(140)	(148)
	Other non-operating income, net[3]	169	56
	Earnings before income taxes	2,211	2,030
	Income tax expense	(374)	(313)
	Net earnings	$1,837	$1,717
	Effective tax rate	16.9%	15.4%

	Earnings per common share
	Basic	$6.58	$6.10
	Diluted	$6.56	$6.08

	Weighted average shares outstanding
	Basic	279.0	281.3
	Diluted	280.0	282.6

	Common shares reported in stockholders’ equity at end of period	278	279

1	The corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on March 28 for the first quarter of 2021 and March 29 for the first quarter of 2020. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the corporation's fiscal year ends on Dec. 31.
2	In the first quarter 2021, the corporation recognized severance and restructuring charges of $36 million ($28 million, or $0.10 per share, after-tax), at its RMS business segment.
3	In the first quarter 2021, the corporation recognized unrealized gains from investments held in the Lockheed Martin Ventures Fund of $68 million ($51 million, or $0.18 per share, after-tax).

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

		Quarters Ended
		March 28, 2021	March 29, 2020	% Change
	Net sales
	Aeronautics	$6,387	$6,369	—%
	Missiles and Fire Control	2,749	2,619	5%
	Rotary and Mission Systems	4,107	3,746	10%
	Space	3,015	2,917	3%
	Total net sales	$16,258	$15,651	4%

	Operating profit
	Aeronautics	$693	$672	3%
	Missiles and Fire Control	396	396	—%
	Rotary and Mission Systems	433	376	15%
	Space	227	281	(19%)
	Total business segment operating profit	1,749	1,725	1%
	Unallocated items
	FAS/CAS operating adjustment	489	469
	Severance and restructuring charges[1]	(36)	—
	Other, net	(20)	(72)
	Total unallocated items	433	397	9%
	Total consolidated operating profit	$2,182	$2,122	3%

	Operating margin
	Aeronautics	10.9%	10.6%
	Missiles and Fire Control	14.4%	15.1%
	Rotary and Mission Systems	10.5%	10.0%
	Space	7.5%	9.6%
	Total business segment operating margin	10.8%	11.0%

	Total consolidated operating margin	13.4%	13.6%

1	In the first quarter of 2021, the corporation recognized severance and restructuring charges of $36 million ($28 million, or $0.10 per share, after-tax), at its RMS business segment.

Lockheed Martin Corporation
Consolidated Balance Sheets
(in millions, except par value)

	March 28, 2021	Dec. 31, 2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$2,933	$3,160
Receivables, net	2,214	1,978
Contract assets	10,908	9,545
Inventories	3,256	3,545
Other current assets	941	1,150
Total current assets	20,252	19,378

Property, plant and equipment, net	7,213	7,213
Goodwill	10,799	10,806
Intangible assets, net	2,930	3,012
Deferred income taxes	3,375	3,475
Other noncurrent assets	6,868	6,826
Total assets	$51,437	$50,710

Liabilities and equity
Current liabilities
Accounts payable	$1,889	$880
Contract liabilities	7,255	7,545
Salaries, benefits and payroll taxes	2,794	3,163
Current maturities of long-term debt	506	500
Other current liabilities	2,273	1,845
Total current liabilities	14,717	13,933

Long-term debt, net	11,657	11,669
Accrued pension liabilities	12,643	12,874
Other noncurrent liabilities	6,087	6,196
Total liabilities	45,104	44,672

Stockholders’ equity
Common stock, $1 par value per share	278	279
Additional paid-in capital	65	221
Retained earnings	21,977	21,636
Accumulated other comprehensive loss	(16,008)	(16,121)
Total stockholders’ equity	6,312	6,015
Noncontrolling interests in subsidiary	21	23
Total equity	6,333	6,038
Total liabilities and equity	$51,437	$50,710

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Quarters Ended
	March 28, 2021	March 29, 2020
Operating activities
Net earnings	$1,837	$1,717
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	336	301
Stock-based compensation	47	42
Severance and restructuring charges	36	—
Changes in assets and liabilities
Receivables, net	(236)	(555)
Contract assets	(1,363)	(1,095)
Inventories	289	80
Accounts payable	1,023	1,894
Contract liabilities	(290)	151
Postretirement benefit plans	(66)	(39)
Income taxes	301	167
Other, net	(166)	(349)
Net cash provided by operating activities	1,748	2,314

Investing activities
Capital expenditures	(281)	(293)
Other, net	112	(2)
Net cash used for investing activities	(169)	(295)

Financing activities
Dividends paid	(739)	(693)
Repurchases of common stock	(1,000)	(756)
Other, net	(67)	(96)
Net cash used for financing activities	(1,806)	(1,545)

Net change in cash and cash equivalents	(227)	474
Cash and cash equivalents at beginning of period	3,160	1,514
Cash and cash equivalents at end of period	$2,933	$1,988

Lockheed Martin Corporation
Consolidated Statement of Equity
(unaudited; in millions)

		Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Noncontrolling Interests in Subsidiary	Total Equity
	Balance at Dec. 31, 2020	$279	$221	$21,636	$(16,121)	$6,015	$23	$6,038
	Net earnings	—	—	1,837	—	1,837	—	1,837
	Other comprehensive income, net of tax[1]	—	—	—	113	113	—	113
	Dividends declared	—	—	(725)	—	(725)	—	(725)
	Repurchases of common stock	(2)	(227)	(771)	—	(1,000)	—	(1,000)
	Stock-based awards, ESOP activity and other	1	71	—	—	72	—	72
	Net decrease in noncontrolling interests in subsidiary	—	—	—	—	—	(2)	(2)
	Balance at March 28, 2021	$278	$65	$21,977	$(16,008)	$6,312	$21	$6,333

1	Primarily represents the reclassification adjustment for the recognition of prior period amounts related to pension and other postretirement benefit plans.

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

		2021 Outlook	2020 Actual
	Total FAS income and CAS costs
	FAS pension income	$265	$118
	Less: CAS pension cost	2,065	1,977
	Net FAS/CAS pension adjustment	$2,330	$2,095

	Service and non-service cost reconciliation
	FAS pension service cost	$(110)	$(101)
	Less: CAS pension cost	2,065	1,977
	FAS/CAS operating adjustment	1,955	1,876
	Non-operating FAS pension income[1]	375	219
	Net FAS/CAS pension adjustment	$2,330	$2,095

1	The corporation records the non-service cost components of net periodic benefit cost as part of other non-operating income in the consolidated statement of earnings. The non-service cost components in the table above relate only to the corporation's qualified defined benefit pension plans. The corporation expects non-service income for its qualified defined benefit pension plans in the table above, along with non-service income for its other postretirement benefit plans of $5 million, to total non-service income of $380 million for 2021. The corporation recorded non-service cost for its other postretirement benefit plans of $33 million in 2020, in addition to its non-service income for its qualified defined benefit pension plans in the table above, to total non-service income of $186 million in 2020.

Backlog	March 28, 2021	Dec. 31, 2020
Aeronautics	$53,309	$56,551
Missiles and Fire Control	29,908	29,183
Rotary and Mission Systems	35,362	36,249
Space	28,791	25,148
Total backlog	$147,370	$147,131

	Quarters Ended
Aircraft Deliveries	March 28, 2021	March 29, 2020
F-35	17	22
C-130J	2	3
Government helicopter programs	15	13
Commercial helicopter programs	1	—
International military helicopter programs	1	2

	Number of Weeks in Reporting Period[1]	2021	2020
	First quarter	12	13
	Second quarter	13	13
	Third quarter	13	13
	Fourth quarter	14	13

1
We close our books and records on the last Sunday of each month, except for the month of December, as our fiscal year ends on Dec. 31. As a result, quarters are typically 13 weeks in length but the number of weeks in a reporting period may vary slightly during the year and for comparable prior year periods.